Exhibit (d)

                    IRREVOCABLE PROXY COUPLED WITH INTEREST

      The undersigned hereby irrevocably designates and appoints Clifford Clark and Doyal Bryant or either of them ("Proxy") to represent him at the 2005 annual meeting of stockholders of Market Central, Inc., a Delaware corporation (the "Company"), and the undersigned hereby authorizes and empowers Proxy to vote any and all capital stocks in the Company owned by the undersigned or standing in his name, and do all things which the undersigned might do if present and acting itself. This proxy is an irrevocable proxy coupled with an interest.

      This proxy shall continue in full force and effect until one (1) day following the final adjourment of such annual meeting of stockholders which is anticipated to be held during the month of June 2005, and shall apply to any additional shares that the undersigned may acquire in the Company.

Dated: April 18, 2005


                                        /s/ Glen H. Hammer
                                        ----------------------------
                                        Glen H. Hammer